Exhibit 99.2

Joint Filers’ Names and Addresses

1.              HOV Capital III LLC

2.              Adesi 234 LLC

3.              HOF 2 LLC

4.              HOVS LLC

5.              HOV Services Ltd

6.              HandsOn Fund 4 I LLC

7.              Par Chadha

8.              HandsOn Global Management, LLC

9.              Ex-Sigma LLC

The business address for each of the above reporting persons is:

8550 West Desert Inn Road, Suite 102-452

Las Vegas, NV 89117